Filed Pursuant to Rule 424(b)(7)
Registration Number 333-282178

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to completion. dated February 25, 2026.

Preliminary prospectus supplement

(To Prospectus dated October 1, 2024)

5,750,000 shares

Innovex International, Inc.

Common stock

The selling stockholders identified in this prospectus supplement (the “selling stockholders”) are offering 5,750,000 shares of common stock, par value $0.01 per share (“common stock”), of Innovex International, Inc. (the “Company,” “we,” “us” and “our”). We will not receive any proceeds from the sale of shares by the selling stockholders.

Subject to the completion of this offering, we intend to purchase from the underwriters the lesser of (i) 10% and (ii) $15 million of the shares of our common stock that are the subject of this offering at the price per share to be received by the selling stockholders in this offering. Assuming we repurchase 10% of the shares of common stock that are the subject of this offering, we would purchase 575,000 shares of common stock in this offering. We refer to this proposed repurchase as the “Share Repurchase.” The closing of this offering is not conditioned upon the completion of the Share Repurchase.

The underwriters may also purchase up to an additional 862,500 shares of common stock from the selling stockholders at the public offering price less the underwriting discount set forth below within 30 days following the date of this prospectus supplement. We will not receive any proceeds from the sale of shares by the selling stockholders if the underwriters exercise their option to purchase additional shares.

The common stock is listed on the NYSE under the symbol “INVX”. The last sale price of the common stock as reported by the NYSE on February 24, 2026 was $28.90 per share.

Investing in the common stock involves risks, including those described in the “Risk Factors” section beginning on page S-5 of this prospectus supplement, on page 2 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price(1)	$	$

Underwriting discounts and commissions(2)	$	$

Proceeds, before expenses, to the selling stockholders(3)(4)	$	$

(1)	Total public offering price does not include the shares of common stock sold by the selling stockholders and purchased by us from the underwriters for which no underwriting discount was paid.

(2)	See “Underwriting” for a description of the compensation payable to the underwriters.

(3)	Assumes no exercise of the underwriters’ option to purchase additional shares of common stock.

(4)	Includes the shares of common stock sold by the selling stockholders and purchased by us from the underwriters for which no underwriting discount was paid.

The underwriters expect to deliver the shares against payment therefor on or about     , 2026.

J.P. Morgan	Citigroup	Jefferies	Piper Sandler

The date of this prospectus supplement is    , 2026.

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and supplements and updates the information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we use the term “prospectus,” we are referring to both parts combined. You should read this entire prospectus supplement as well as the accompanying prospectus and the documents incorporated by reference that are described under the “Where You Can Find More Information” section in this prospectus supplement. To the extent that any statement in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, you should rely on the information contained in this prospectus supplement, which will be deemed to modify or supersede those made in the accompanying prospectus.

In making an investment decision, prospective investors must rely on their own examination of us and the terms of this offering, including the merits and risks involved. Neither we, the selling stockholders, the underwriters nor any of our or their respective representatives are making any representation to you regarding the legality of an investment in our common stock by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our common stock.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” in this prospectus supplement.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate only as of the date on its respective cover, regardless of the time of delivery of this prospectus supplement or any sale of our common stock, and that any information incorporated by reference herein or therein is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. You should not assume that the information contained in this prospectus supplement, the documents incorporated by reference in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we, the selling stockholders, the underwriters nor any of our or their respective representatives have authorized anyone to provide you with information different from or in addition to the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we file with the SEC. Accordingly, neither we, the selling stockholders, the underwriters nor any of our or their respective representatives take any responsibility for, or can provide any assurance as to the reliability of, any information that others may provide.

Neither we, the selling stockholders, the underwriters nor any of our or their respective representatives are making an offer to sell these securities in any jurisdiction where the offer or sale of such securities would be unlawful.

When used in this prospectus, except where the context otherwise requires, the terms “we,” “us” and “our” refer to Innovex International, Inc. and its consolidated subsidiaries.

S-ii

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement but do not contain all of the information included in the registration statement or the exhibits. You can find our public filings with the SEC on the internet at a website maintained by the SEC located at http://www.sec.gov. We also make available on our internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our website address is www.innovex-inc.com. The information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus supplement.

We incorporate by reference the documents listed below (excluding any information furnished and not filed with the SEC), which we filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026; and

•

the description of our common stock included in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December  31, 2025 (which updates the description of our common stock contained in our Registration Statement on Form 8-A/A filed with the SEC on October 17, 1997), including any amendments or reports filed with the SEC for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus supplement any future filings made by Innovex with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date of this prospectus supplement and before the termination of this offering.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address and telephone number:

Innovex International, Inc.

Attention: Investor Relations

19120 Kenswick Drive

Humble, Texas 77338

(346) 398-0000

S-iii

Cautionary statement regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Statements contained in all parts of this prospectus supplement that are not historical facts are forward-looking statements that involve risks and uncertainties that are beyond our control. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “expect,” “may,” “project,” “believe” and similar expressions, or by our discussion of strategies or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that these expectations will prove to be correct. These forward-looking statements include the following types of information and statements as they relate to the Company:

•	the proposed Share Repurchase;

•	the impact of actions taken by the Organization of Petroleum Exporting Countries and the expanded alliance (OPEC+) with respect to their production levels, and the effects thereof;

•

the impact of general economic conditions, including inflationary pressures and interest rates, a general economic slowdown or recession or instability in financial institutions, on economic activity and on our operations;

•	future operating results and cash flow;

•	scheduled, budgeted and other future capital expenditures;

•	planned or estimated cost savings;

•	working capital requirements;

•	our ability to execute our strategies, including our ability to successfully identify and consummate strategic acquisitions;

•	the need for and the availability of expected sources of liquidity;

•	our ability to comply with restrictions contained in our debt agreements;

•	our ability to generate sufficient cash to service our indebtedness, fund our capital requirements and generate future profits;

•	the market for our existing and future products;

•	our ability to develop new applications for our technologies;

•

introduction of new drilling or completion techniques, or services using new technologies subject to patent or other intellectual property protections and the availability and enforceability of such intellectual property protections;

•	the price and availability of alternative fuels and energy sources;

•	the exploration, development and production activities of our customers;

•	actions taken by our customers, competitors and third-party operators;

•	effects of pending or future legal proceedings;

S-iv

•	the effects of existing and future laws and governmental regulations (or the interpretation thereof) on us and our customers;

•	changes in customers’ future product and service requirements that may not be cost-effective or within our capabilities; and

•	future operations, financial results, business plans and cash needs.

These statements are based on assumptions and analysis in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe were appropriate in the circumstances when the statements were made. Forward-looking statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are (i) risks related to our merger and acquisition activities, including the ultimate outcome and results of integrating operations; the effects of our merger and acquisition activities, including our future financial condition, results of operations, strategy and plans; potential adverse reactions or changes to business relationships resulting from the completion of mergers and acquisitions; expected benefits from mergers and acquisitions and our ability to realize those benefits; the significant costs required to integrate operations; whether mergers or acquisitions related litigation will occur and, if so, the results of any litigation, settlements and investigations; (ii) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; (iii) acts of terrorism, war or political or civil unrest in the United States or elsewhere; (iv) loss or corruption of our information or a cyberattack on our computer systems; and (v) other risks and uncertainties discussed under “Risk Factors” of this prospectus supplement, Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in other filings made by us from time to time with the SEC. Many of such factors are beyond our ability to control or predict. Any of the factors, or a combination of these factors, could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Every forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statement except as may be required by law.

S-v

Summary

This summary provides a brief overview of information contained elsewhere in this prospectus supplement. Because it is abbreviated, this summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement, as well as the accompanying prospectus, and the documents incorporated by reference herein and therein, carefully. You should read “Risk Factors” for more information about important risks that you should consider carefully before investing in our common stock. References to the “selling stockholders” in this prospectus supplement refer to the selling stockholders named under “Selling Stockholders” that are offering shares of common stock in this offering.

Our company

We are a Houston-based company established in 2024 following the merger of Dril-Quip, Inc. and Innovex Downhole Solutions, Inc. Our comprehensive portfolio spans the entire lifecycle of a well, and our integrated, innovative products enable seamless transitions from one well phase to the next, driving efficiency, lowering costs and reducing the customer’s rig site service footprint. With locations throughout North America, Latin America, Europe, the Middle East and Asia, our team is readily available wherever our customers operate, providing technical expertise, conventional and innovative technologies, and consistent, high-quality customer service.

Corporate information

Innovex International, Inc. is a Delaware corporation. Our principal executive offices are located at 19120 Kenswick Drive, Humble, Texas 77338, and our telephone number is (346) 398-0000. We maintain a website at www.innovex-inc.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus supplement. We make available free of charge, through our website, our periodic reports and other information filed with or furnished to the SEC as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Except for information specifically incorporated by reference into this prospectus supplement, the information contained on, or otherwise accessible through, our website or any other website does not constitute a part of this prospectus supplement.

Share repurchase

Subject to the completion of this offering, we intend to purchase from the underwriters the lesser of (i) 10% and (ii) $15 million of the shares of our common stock that are the subject of this offering at the price per share received by the selling stockholders in this offering. Assuming we repurchase 10% of the shares of common stock that are the subject of this offering, we would purchase 575,000 shares of common stock in this offering. The closing of the Share Repurchase is contingent on the closing of this offering. We intend to fund the Share Repurchase with cash on hand. Any shares of our common stock that we repurchase in the Share Repurchase will be cancelled. The Share Repurchase will be completed pursuant to our Share Repurchase Program (as defined below). A committee of our board of directors (the “Board”), consisting solely of independent and disinterested directors with respect to the Share Repurchase and the selling stockholders, approved the Share Repurchase pursuant to authority delegated by the Board.

The closing of this offering is not conditioned upon the completion of the Share Repurchase, and, accordingly, there can be no assurance that the Share Repurchase will be completed. The description of, and the other information in this prospectus supplement regarding, the Share Repurchase is included solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any shares of common stock subject to the Share Repurchase.

Share repurchase program

On February 25, 2025, our Board approved a share repurchase program (the “Share Repurchase Program”) that authorizes repurchases of up to an aggregate of $100 million of shares of common stock. As of the date of this prospectus supplement, before giving effect to the Share Repurchase, approximately $90.7 million remains available for repurchases under the Share Repurchase Program.

The Share Repurchase Program does not require us to repurchase a specific number of shares. The Share Repurchase Program may be suspended or discontinued by our Board at any time without prior notice. The authorized repurchases will be made from time to time in the open market, through block trades or in privately negotiated transactions. The timing, volume and nature of share repurchases will be at the discretion of our management and dependent on market conditions, applicable securities laws and other factors.

Ongoing acquisition and investment activities

We regularly evaluate additional acquisition opportunities and frequently engage in discussions with potential sellers. We aim to execute a disciplined acquisition strategy for high-quality opportunities that meet our stringent investment criteria. The timeline required to negotiate and close on any one or more acquisition opportunities is at times unpredictable and can vary greatly.

Our acquisitions may require material investments and could result in significant modifications to our previously announced capital plans, both in the aggregate amount of capital expenditures to be made and a reallocation of capital. Our acquisitions are typically structured as cash, stock, or combined cash-and-stock purchase transactions, which we have historically funded with a mix of revolving credit facility borrowings, cash generated from operations, and debt and/or equity issuances.

We typically do not announce a transaction until after we have executed a definitive agreement. In certain cases, in order to protect our business interests or for other reasons, we may defer public announcement of a transaction until closing or a later date. Past experience has demonstrated that discussions and negotiations regarding a potential transaction can advance or terminate in a short period of time. Moreover, the closing of any transaction for which we have entered into a definitive agreement may be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that our current or future acquisition or investment efforts will be successful.

The Offering

Issuer	Innovex International, Inc.

Common stock outstanding before this offering	69,138,690 shares, which excludes approximately 6,125,998 shares of common stock reserved for issuance pursuant to our equity compensation plan and approximately 1,311,709 shares of common stock that have been granted pursuant to our equity compensation plan but have not yet vested.

Common stock offered by the selling stockholders	5,750,000 shares.

Common stock to be outstanding immediately after this offering and the Share Repurchase	68,563,690 shares, which reflects the Share Repurchase (assuming we would repurchase 10% of the shares of our common stock that are the subject of this offering), and excludes approximately 6,125,998 shares of common stock reserved for issuance pursuant to our equity compensation plan and approximately 1,311,709 shares of common stock that have been granted pursuant to our equity compensation plan but have not yet vested.

Option to purchase additional shares	862,500 shares to be sold by the selling stockholders if the underwriters exercise in full their option to purchase additional shares of common stock. We will not repurchase any of the shares to be sold to the underwriters pursuant to any exercise of the option.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders in this offering. See “Use of Proceeds.”

Share repurchase	Subject to the completion of this offering, we intend to purchase the lesser of (i) 10% and (ii) $15 million of the shares of our common stock from the underwriters that are the subject of this offering at the price per share to be received by the selling stockholders in this offering. Assuming we repurchase 10% of the shares of common stock that are the subject of this offering, we would purchase 575,000 shares of common stock in this offering. The closing of this offering is not conditioned upon the completion of the Share Repurchase. The closing of the Share Repurchase is contingent on the closing of this offering. A committee of our Board, consisting solely of independent and disinterested directors with respect to the Share Repurchase and the selling stockholders, approved the Share Repurchase pursuant to authority delegated by the Board.

Risk factors	See “Risk Factors” beginning on page S-5 and the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in our common stock.

Dividend policy	We have not paid regular dividends in the past and do not currently anticipate paying any dividends in the foreseeable future. We intend to reinvest any retained earnings for the future operation and development of our business, or to use for potential stock repurchases or acquisition opportunities. The Board will review this policy on a regular basis in light of our earnings, financial position and market opportunities. See “Dividend Policy.”

U.S. federal income tax considerations for non-U.S. holders	For a discussion of U.S. federal income tax considerations that may be relevant for non-U.S. stockholders, see “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders.”

Transfer agent and registrar	Computershare Shareowner Services LLC

Listing and trading symbol	Our common stock is traded on the NYSE under the symbol “INVX.”

Risk factors

Any investment in shares of our common stock involves a high degree of risk. You should carefully consider the risks described below and all the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein before deciding whether to purchase shares of our common stock. In particular you should carefully consider, among other things, the risks to our business and other matters described in our Annual Report on Form 10-K for the year ended December 31, 2025, and other filings we make with the SEC incorporated by reference into this prospectus supplement and the accompanying prospectus. If any such risks and uncertainties actually occur, you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations and result in a loss of all or part of your investment.

Risks related to this offering and our common stock

The market price of our common stock may be volatile.

The trading price of our common stock and the price at which we may sell common stock in the future are subject to large fluctuations in response to any of the following:

•	limited trading volume in our common stock;
•	quarterly variations in operating results;
•	general financial market conditions;
•	the prices of natural gas and oil;
•	announcements by us and our competitors;
•	our liquidity;
•	changes in government regulations;
•	our ability to raise additional funds;
•	our involvement in litigation; and other events.

Amberjack Capital Partners L.P. (“Amberjack”) and its affiliates have the ability to exercise significant influence over certain corporate actions.

Amberjack and its affiliates currently beneficially own approximately 42% of our outstanding common stock, and upon completion of this offering and completion of the Share Repurchase (assuming we would repurchase 10% of the shares of our common stock that are the subject of this offering), Amberjack and its affiliates will continue to beneficially own approximately 34% of our outstanding common stock (or approximately 33% if the underwriters exercise their option to purchase additional shares in full). As a result, these stockholders could continue to have significant influence over the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to our bylaws and the approval of mergers and other significant corporate transactions. Their influence over us may have the effect of delaying or preventing a change of control or may adversely affect the voting and other rights of other stockholders. In addition, pursuant to the terms of the stockholders’ agreement entered into in connection with the closing of the merger of Dril-Quip, Inc. and Innovex Downhole Solutions, Inc. (the “Merger”) (the “Stockholders Agreement”), subject to certain exceptions, Amberjack and its affiliates have the right to designate a certain number of nominees for election to our Board and will continue to have this right following completion of this offering and the Share Repurchase.

Sales of a substantial number of shares of common stock in the public markets, or the perception that such sales could occur, could reduce the market price of our common stock.

Sales of a substantial number of shares of common stock in the public markets, or the perception that such sales could occur, could reduce the market price of our common stock. Under the registration rights agreement, dated September 6, 2024 (the “Registration Rights Agreement”), among us and the selling stockholders, we agreed to register the resale of 29,369,822 shares of our common stock that were issued to the selling stockholders. Following the completion of this offering and the Share Repurchase (assuming we would repurchase 10% of the shares of our common stock that are the subject of this offering), the selling stockholders will own 23,619,822 shares of our common stock that we have registered for resale (or 22,757,322 shares of our common stock if the underwriters exercise their option to purchase additional shares in full). Subject to the restrictions set forth in the following paragraph, the selling stockholders may sell such shares in their discretion. We are unable to predict the effect that future sales by the selling stockholders or sales by other stockholders may have on the prevailing market price of our common stock.

Subject to certain exceptions described in the “Underwriting” section of this prospectus supplement, we, our officers and directors and the selling stockholders have agreed to enter into lock-up agreements with the underwriters of this offering pursuant to which we and they have agreed, or will agree, that we and they will not sell, dispose of or hedge any shares of common stock or any securities convertible into or exchangeable for shares of common stock for a period of 45 days after the date of this prospectus supplement. The underwriters may permit us, our officers, our directors or the selling stockholders to sell shares prior to the end of the lock-up period. Sales of a substantial number of such shares upon expiration of, or the perception that such sales may occur, or early release of the securities subject to the lock-up agreements, could cause our stock price to fall or make it more difficult for you to sell common stock at a time and price that you deem appropriate.

This offering is not conditioned on the closing of the Share Repurchase.

The closing of the Share Repurchase is conditioned upon the closing of this offering, but the closing of this offering is not conditioned upon the closing of the Share Repurchase. See “Selling Stockholders—Material Relationships with the Selling Stockholders—Share Repurchase.” As a consequence, no assurance can be given to purchasers of the common stock in this offering that the proposed Share Repurchase will in fact be consummated. If we do not consummate the Share Repurchase, your relative ownership percentage in us will be less than it would be if we complete the Share Repurchase.

Investors in this offering may experience future dilution.

In order to raise additional capital, effect acquisitions or for other purposes, we may in the future offer additional shares of common stock or other securities convertible into, or exchangeable for, common stock at prices that may be less than the price per share of this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. If the price per share at which we sell additional shares of common stock or related securities in future transactions is less than the price per share in this offering, investors who purchase common stock in this offering will experience dilution of their investment. In addition, equity awards under our share-based compensation plan may result in further dilution.

Provisions in our certificate of incorporation and bylaws and under Delaware law could make an acquisition of the Company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of the Company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our Board is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board. Among other things, these provisions include those establishing:

•	provisions relating to the classification, nomination and removal of our directors;

•	provisions regulating the ability of our stockholders to bring matters for action at annual meetings of our stockholders;

•	provisions requiring the approval of the holders of at least 80% of our voting stock for a broad range of business combination transactions with related persons; and

•	the authorization given to our Board to issue and set the terms of preferred stock.

In addition, Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, unless the business combination is approved in a prescribed manner. An interested stockholder includes a person, individually or together with any other interested stockholder, who within the last three years has owned 15% of our voting stock.

We do not anticipate declaring or paying any cash dividends to holders of our common stock in the foreseeable future, and our existing debt agreements place certain restrictions on our ability to do so.

We do not anticipate declaring or paying any cash dividends to holders of our common stock in the foreseeable future. We currently intend to retain all future earnings, if any, to finance the growth and development of our business, and the payment of future dividends will be at the discretion of our Board and will depend upon then-existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on our ability to pay dividends and other factors our Board may deem relevant. In addition, our existing debt agreements place, and we expect our future debt agreements will place, certain restrictions on our ability to pay cash dividends. Consequently, unless we revise our dividend policy, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates. There is no guarantee that the price of our common stock that will prevail in the market will ever exceed the price that you pay in this offering.

Use of proceeds

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of these shares. See “Selling Stockholders.”

Dividend policy

We have not paid regular dividends in the past and do not currently anticipate paying any dividends in the foreseeable future. We intend to reinvest any retained earnings for the future operation and development of our business, or to use for potential stock repurchases or acquisition opportunities. Our Board will review this policy on a regular basis in light of our earnings, financial position and market opportunities.

Selling stockholders

The table below sets forth certain information known to us with respect to the beneficial ownership of the shares of common stock held by the selling stockholders before and after giving effect to this offering and the Share Repurchase. The percent of beneficial ownership for the selling stockholders is based on 69,138,690 shares of common stock issued and outstanding as of February 24, 2026.

	Shares of common stock beneficially owned prior to the offering(1)		Shares of common stock being offered hereby assuming no exercise of the overallotment option	Shares of common stock being offered hereby assuming the exercise of the overallotment option in full	Shares of common stock beneficially owned after completion of the offering(1)
Name of selling stockholders(2)	Number	Percent			Number assuming no exercise of the overallotment option	Number assuming the exercise of the overallotment option in full	Percent assuming no exercise of the overallotment option(3)	Percent assuming the exercise of the overallotment option in full(3)
Amberjack Capital Fund II, L.P.	21,773,618	31.49%	4,262,820	4,902,244	17,510,798	16,871,374	25.54%	24.61%
Innovex Co-Invest Fund II, L.P.	5,083,965	7.35%	995,335	1,144,635	4,088,630	3,939,330	5.96%	5.75%
Innovex Co-Invest Fund, L.P.	1,204,903	1.74%	235,895	271,279	969,008	933,624	1.41%	1.36%
Intervale Capital Fund II, L.P.	1,039,364	1.50%	203,486	234,009	835,878	805,355	1.22%	1.17%
Intervale Capital Fund II-A, L.P.	515	0.00%	101	116	414	399	0.00%	0.00%
Intervale Capital Fund III, L.P.	267,457	0.39%	52,363	60,217	215,094	207,240	0.31%	0.30%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which such person has no economic interest.

(2)	Funds affiliated with Amberjack Capital Partners, L.P. (“Amberjack Capital Partners” or “Amberjack”) are our principal stockholders (referred to in this prospectus as the “Amberjack Funds”). The general partner of (i) Amberjack Capital Fund II, L.P. is Amberjack Capital GP II, L.P., and the general partner of such general partner is Amberjack Capital Associates II, LLC, (ii) Innovex Co-Invest Fund II, L.P. is Innovex Co-Invest Fund II GP, L.P., and the general partner of such general partner is Innovex Co-Invest Associates, LLC, (iii) Innovex Co-Invest Fund, L.P. is Innovex Co-Invest Fund GP, L.P., and the general partner of such general partner is Innovex Co-Invest Associates, LLC, (iv) Intervale Capital Fund II, L.P. is Intervale Capital GP II, L.P., and the general partner of such general partner is Intervale Capital Associates II, LLC, (v) Intervale Capital Fund II-A, L.P. is Intervale Capital GP II, L.P., and the general partner of such general partner is Intervale Capital Associates II, LLC, and (vi) Intervale Capital Fund III, L.P. is Intervale Capital GP III, L.P., and the general partner of such general partner is Intervale Capital Associates III, LLC. By virtue of their relationships, the foregoing general partners control all voting and dispositive power over the reported shares held by such Amberjack Fund and therefore may be deemed to be the beneficial owner of such shares. The members of Amberjack Capital Associates II, LLC, Innovex Co-Invest Associates, LLC, Intervale Capital Associates II, LLC and Intervale Capital Associates III, LLC is Jason Turowsky. Amberjack Capital Partners is the investment advisor of the Amberjack Funds and the general partner of Amberjack Capital Partners is Amberjack Management, LLC (“Amberjack Management”). In its role as investment advisor, Amberjack Capital Partners controls all voting and dispositive power over the reported shares held by all the Amberjack Funds and therefore may be deemed to be the beneficial owner of such shares. The address of the Amberjack Funds, Amberjack Capital Partners, Amberjack Management and the other general partners identified above is 1021 Main Street, Suite 1100, Houston, Texas 77002. Mr. Turowsky is managing partners of Amberjack Management. The address of Mr. Turowsky is 1021 Main Street, Suite 1100, Houston, Texas 77002. Mr. Turowsky disclaims beneficial ownership of such securities in excess of their pecuniary interests in the securities.

(3)	Reflects the Share Repurchase (assuming we would repurchase 10% of the shares of our common stock that are the subject of this offering). This offering is not conditioned on the closing of the Share Repurchase. If the Share Repurchase is not consummated, the percentage of shares of common stock beneficially owned by the selling stockholders after completion of this offering will be less than it would be as shown giving effect to the Share Repurchase. Please read “Risk Factors—This offering is not conditioned on the closing of the Share Repurchase.”

Material relationships with the selling stockholders

Share repurchase

Subject to the completion of this offering, we intend to purchase from the underwriters the lesser of (i) 10% and (ii) $15 million of the shares of our common stock that are the subject of this offering at the price per share received by the selling stockholders in this offering. Assuming we repurchase 10% of the shares of common stock that are the subject of this offering, we would purchase 575,000 shares of common stock in this offering. The closing of the Share Repurchase is contingent on the closing of this offering. We intend to fund the Share Repurchase with cash on hand. Any shares of our common stock that we repurchase in the Share Repurchase will be cancelled. The Share Repurchase will be completed pursuant to our Share Repurchase Program. A committee of our Board, consisting solely of independent and disinterested directors with respect to the Share Repurchase and the selling stockholders, approved the Share Repurchase pursuant to authority delegated by the Board.

The closing of this offering is not conditioned upon the completion of the Share Repurchase, and, accordingly, there can be no assurance that the Share Repurchase will be completed. The description of, and the other information in this prospectus supplement regarding, the Share Repurchase is included solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any shares of common stock subject to the Share Repurchase.

Stockholders’ agreement

On September 6, 2024, we entered into the Stockholders’ Agreement with Amberjack and the selling stockholders. The Stockholders’ Agreement provides, among other things, that:

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Amberjack has the right, but not the obligation, to designate for nomination by the Company to the Board a number of designees (the “Amberjack Designees”) equal to: (i) four directors, so long as the Stockholders (as defined in the Stockholders’ Agreement) collectively beneficially own 40% or more of the number of shares of common stock outstanding as of the effective time of the Merger (the “Effective Time”); (ii) three directors, in the event that the Stockholders collectively beneficially own less than 40% but at least 30% of the number of shares of common stock outstanding as of the Effective Time; (iii) two directors in the event that the Stockholders collectively beneficially own less than 30% but at least 20% of the number of shares of common stock outstanding as of the Effective Time; and (iv) one director in the event that the Stockholders collectively beneficially own less than 20% but at least 10% of the number of shares of common stock outstanding as of the Effective Time;

•

for so long as Amberjack maintains the right to nominate three or more directors, at least one such designee must be independent and at least two must not be employees or affiliates of Amberjack. All nomination rights terminate permanently if the Stockholders’ collective beneficial ownership falls below 10% of the Company’s outstanding at the Effective Time (giving effect to the Merger issuance), with all current Amberjack designees included in the calculation of these nomination thresholds regardless of their specific election cycle;

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for so long as Amberjack has the right to designate at least one Amberjack Designee to the Board, we have agreed to take all necessary action, and, if applicable, the Stockholders have agreed to vote their respective shares, to cause the election of the person who is then serving as the Chief Executive Officer of the Company and each Amberjack Designee to the Board;

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the Board will be divided into three classes of directors, with each class serving staggered three-year terms in accordance with our certificate of incorporation and, unless otherwise requested by Amberjack, each Amberjack Designee, if any, will be assigned (or continue to be assigned) to the classes specified in the merger agreement for the Merger;

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during the period from and after the closing date of the Merger until the date that Amberjack ceases to have the right to nominate any designees to the Board pursuant to the Stockholders’ Agreement (the “Standstill Period”) and subject to certain exceptions, Amberjack will have the right to request that a representative of Amberjack attend meetings of the Board (and any committee of which an Amberjack Designee is a member, to the extent consistent with applicable law) from time to time;

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until the end of the Standstill Period and subject to certain exceptions, the Company will provide Amberjack or its authorized representatives, at reasonable times and upon reasonable prior notice to the Company, with (i) reasonable access to the books and records of the Company or any of its material subsidiaries and (ii) the right to discuss the Company’s or its material subsidiaries’ affairs, finances and condition with its and their officers;

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to the fullest extent permitted by the DGCL and subject to applicable legal requirements and any express agreement, the Company has agreed that the selling stockholders and their respective affiliates and each Amberjack Designee that is also a director, officer, employee or other representative of Amberjack (collectively, the “Covered Persons”) may, and shall have no duty not to, (i) invest in, carry on and conduct any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Company or its affiliates, and/or (iii) make investments in any kind of property in which the Company or its subsidiaries may make investments. To the fullest extent permitted by the DGCL or any other applicable law, the Company renounces any interest or expectancy to participate in any business, business opportunity, transaction, investment or other matter of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty or otherwise solely by reason of such Covered Person’s participation in, or failure to offer or communicate to the Company, its subsidiaries or any controlled affiliates any information regarding, any such business opportunity;

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during the Standstill Period and subject to certain exceptions, the Stockholders and each of their respective affiliates will be subject to certain restrictions relating to (i) the acquisition of additional shares of our common stock, (ii) the solicitation of proxies with respect to voting of any Voting Securities (as defined in the Stockholders’ Agreement), (iii) the deposit of any Voting Securities into a voting trust or subjecting such Voting Securities to any voting agreement, pooling arrangement or similar arrangement, or the grant of any proxy with respect to such Voting Securities, (iv) actions to change management of the Company or the Board other than pursuant to the provisions of the Stockholders’ Agreement, (v) actions regarding any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving the Company or any of its subsidiaries or their securities or assets, or (vi) actions that would reasonably be expected to cause or require the Company to make a public announcement regarding any actions prohibited by the Stockholders’ Agreement; and

•

during the Standstill Period, the Stockholders will cause all Voting Securities then owned by the Stockholders to be present, in person or by proxy, at any meeting of the stockholders of the Company occurring at which an election of directors is to be held, so that all such Voting Securities will be counted for the purpose of determining the presence of a quorum at such meeting.

Registration rights agreement

In connection with the Merger, we entered into the Registration Rights Agreement with the selling stockholders. The Registration Rights Agreement generally obligates us to cooperate with the selling stockholders in effecting the disposition of their shares of our common stock by such methods as the selling stockholders may request, including through underwritten offerings and block trades.

The Registration Rights Agreement includes provisions, subject to certain exceptions, that if at any time we propose to register an offering of our common stock or conduct an underwritten offering, whether or not for our own account, then we would be required to notify the selling stockholders and allow them to include a specified number of their shares of our common stock in that registration statement or underwritten offering, as applicable.

These registration rights are subject to certain conditions and limitations, and we will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether or not any registrable securities are sold pursuant to a registration statement. The Registration Rights Agreement will also require us to indemnify each of the selling stockholders against certain liabilities under the Securities Act.

Material U.S. federal income tax considerations for non-U.S. holders

The following is a summary of certain material U.S. federal income tax considerations related to the acquisition, ownership and disposition of common stock acquired pursuant to this offering by a non-U.S. holder (as defined below). This summary does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is limited to non-U.S. holders who hold shares of common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, for investment purposes).

This summary is based on the current provisions of the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions and published positions of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different than those set forth below. We have not sought and will not seek any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•	any direct, indirect or constructive owner of the selling stockholders;

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	qualified foreign pension funds defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	brokers or dealers in securities or currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that acquired common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

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persons that hold common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, wash sale or other integrated investment or risk reduction transaction.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSIDERATIONS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. holder defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock that is not, for U.S. federal income tax purposes, a partnership (or an investor therein) or any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and the partner, and upon certain determinations made at the partner level. Accordingly, we urge partnerships and partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering investing in our common stock to consult their tax advisors regarding the U.S. federal income tax considerations relating to the acquisition, ownership and disposition of common stock by such partnership.

Distributions

If we make cash or other property distributions on the common stock, other than certain pro rata distributions of common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital, which will reduce the non-U.S. holder’s tax basis in the common stock until such basis equals zero, and thereafter as capital gain from the sale or exchange of such common stock. See “-Gain on Disposition of Common Stock.” Subject to the withholding requirements applicable under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any dividends paid to a non-U.S. holder on the common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must generally provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable or successor form certifying qualification for the reduced rate. Even if our current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding purposes. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. federal withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly completed and executed IRS Form W-8ECI (or other applicable or successor form) certifying eligibility for exemption. If the non-U.S. holder is treated as a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Non-U.S. holders should consult their tax advisors regarding the withholding rules applicable to distributions on our common stock, their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Gain on disposition of common stock

Subject to the discussion below under “-Backup Withholding and Information Reporting” and “-Additional Withholding Requirements Under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of common stock unless:

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the non-U.S. holder is an individual who has been present in the United States for 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is treated as a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include any effectively connected gain described in the second bullet point above.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and, although there can be no assurances to this regard, we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our common stock is and continues to be “regularly traded on an established securities market,” (within the meaning of the U.S. Treasury regulations) only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be treated as disposing of a U.S. real property interest and will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our common stock were not considered to be regularly traded on an established securities market, a non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition (and to any distributions treated as a non-taxable return of capital or capital gain from the sale or exchange of such common stock as described above under “—Distributions”). Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of common stock.

Non-U.S. holders, including any non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of the common stock, should consult their tax advisors regarding the application of these rules to their particular circumstances.

Backup withholding and information reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of distributions paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those distributions. These information reporting requirements apply even if withholding was not required. Copies of these information returns may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable or successor form, provided that the withholding agent does not have actual knowledge or reason to know, that the beneficial owner is a United States person that is not an exempt recipient.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate, which is currently 24%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable or successor form and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional withholding requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (FATCA), impose a 30% withholding tax on any dividends paid on the common stock and (subject to the proposed U.S. Treasury regulations discussed below) on the gross proceeds from a sale or other disposition of common stock, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, on a properly completed and executed IRS Form W-8BEN-E or successor form, as applicable), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as a properly completed and executed IRS Form W-8BEN-E or successor form, as applicable). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. The U.S. Treasury released proposed Treasury regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed Treasury regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. holders are encouraged to consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of shares of common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-United States plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-United States or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this registration statement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in shares of common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

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whether the acquisition or holding of the shares of common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “—Prohibited Transaction Issues” below); and

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whether the Plan will be considered to hold, as plan assets, (i) only shares of common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of common stock by an ERISA Plan with respect to which the issuer or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, shares of common stock should not be acquired or held by any person investing “plan assets” of any Plan unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws:

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by ERISA Plans are “publicly-offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b) the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of common stock. Purchasers of shares of common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

Underwriting

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC is acting as book-running manager of this offering and as representative of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders identified in this prospectus supplement have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Jefferies LLC Piper Sandler & Co.
Total

The underwriters are committed to purchase all the shares of common stock offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $    per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $    per share from the public offering price. After the offering of the shares to the public, if all of the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to      additional shares of common stock from the selling stockholders. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Subject to the completion of this offering, we intend to purchase from the underwriters the lesser of (i) 10% and (ii) $15 million of the shares of our common stock that are the subject of this offering at the price per share to be received by the selling stockholders in this offering. Assuming we repurchase 10% of the shares of common stock that are the subject of this offering, we would purchase 575,000 shares of common stock in this offering. See “Prospectus Supplement Summary—Share Repurchase.” The closing of this offering is not conditioned upon the completion of the Share Repurchase.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholders per share of common stock. The underwriting fee is $   per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares from the selling stockholders.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

Pursuant to the Registration Rights Agreement, we will pay all expenses related to the registration, offering, and listing of these shares, including the fees and expenses of one counsel for the selling stockholders. The selling stockholders will pay any underwriting fees, discounts and commissions and any additional attorneys’ fees incurred on their own behalf. We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $   . We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $25,000.

The selling stockholders will receive all of the proceeds from this offering and we will not receive any proceeds from the sale of shares in this offering.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, for a period of 45 days after the date of this prospectus supplement, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC, other than the shares of our common stock to be sold hereunder (including the shares to be purchased by the Company in the Share Repurchase).

The restrictions described above do not apply to (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or stock options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus supplement; (ii) grants of stock options, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus supplement; (iii) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any equity compensation plan in effect on the date of the underwriting agreement and described in this prospectus supplement or any assumed benefit plan pursuant to an acquisition or similar strategic transaction or (iv) the issuance of shares of common stock as consideration for acquisitions entered into or announced after the date hereof; provided that the shares of common stock issued to not represent more than 10% of the number of shares of common stock outstanding upon completion of this offering and the Share Repurchase pursuant to the underwriting agreement and the recipient of such shares agrees in writing to be bound by an agreement substantially in the form attached to the underwriting agreement.

Our directors and executive officers, and each selling stockholder (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 45 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their affiliates to), without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) (collectively with the common stock, the “lock-up securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any immediate family member of the lock-up party, any trust for the direct or indirect benefit of the lock-up party or any immediate family member, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, (iv) to a corporation, partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members, limited or general partners or shareholders of the lock-up party; (vii) by operation of law, (viii) to us from an employee upon death, disability or termination of employment of such employee, (ix) to the extent such lock-up securities were acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants, or rights, provided that any such shares of common stock received upon such exercise, vesting or settlement shall be subject to the restrictions in the immediately preceding paragraph, or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our Board and made to all stockholders involving a change in control of the Company, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any such common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that (1) such plan does not provide for the transfer of lock-up securities during the restricted period and (2) no filing under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such trading plan, (e) the transfer or sale of lock-up securities pursuant to any trading plan under Rule 10b5-1 under the Exchange Act that has been entered into by the lock-up party prior to the date of the lock-up agreement, provided that any filing required to be made under Section 16(a) of the Exchange Act as a result of such transfer or sale must state that such transfer or sale is pursuant to a trading plan pursuant to Rule 10b5-1; and (f) the sale of our common stock pursuant to the terms of the underwriting agreement.

J.P. Morgan Securities LLC, in its sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed/quoted on the NYSE under the symbol “INVX”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which have been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that shares of common stock may be offered to the public in that Relevant State at any time:

(a) to any qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representative for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, supplement a prospectus pursuant to Article 23 of the Prospectus Regulation or publish an Annex IX document pursuant to Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to prospective investors in the United Kingdom

No shares of common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom except that shares of common stock may be offered to the public in the United Kingdom at any time:

(a) where the offer is conditional on the admission of shares of common stock to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATR);

(b) to any qualified investor as defined under paragraph 15 of Schedule 1 of the POATR;

(c) to fewer than 150 persons (other than qualified investors as defined under paragraph 15 of Schedule 1 of the POATR), subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances falling within Part 1 of Schedule 1 of the POATR.

For the purposes of this provision, the expression an “offer to the public” in relation to shares of common stock in the United Kingdom means the communication to any person which presents sufficient information on: (a) the shares of common stock to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for the shares and the expressions “POATR” means the Public Offers and Admissions to Trading Regulations 2024.

Notice to prospective investors in Hong Kong

Our shares of common stock may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (2) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to prospective investors in Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA pursuant to Section 274 of the SFA) or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018.

Any reference to the “SFA” is a reference to the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

The shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to prospective investors in Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 of Japan, as amended, the “FIEA”), and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIFA and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Switzerland

The offering of the securities in Switzerland is exempt from requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”) because such offering is made to professional clients within the meaning of the FinSA only and the securities will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This prospectus does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the securities.

Notice to prospective investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions, and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”) in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (“the Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act. Any offer in Australia of our common stock may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of twelve months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Brazil

The offer and sale of the securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No 160, dated 13 July 2022, as amended (“CVM Resolution 160”) or unauthorized distribution under Brazilian laws and regulations. The securities may only be offered to Brazilian professional investors (as defined by applicable CVM Regulation), who may only acquire the securities through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

Notice to prospective investors in the People’s Republic of China

This prospectus does not constitute a public offer of shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares of common stock offered by this prospectus or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Notice to prospective investors in the Dubai International Financial Centre (“DIFC”)

This prospectus relates to an exempt offer which is not subject to any form of regulation or approval by the Dubai Financial Services Authority (the “DFSA”). The DFSA has not approved this prospectus nor has any responsibility for reviewing or verifying any document or other documents in connection with the offering. Accordingly, the DFSA has not approved this prospectus or any other associated documents nor taken any steps to verify the information set out in this prospectus, and has no responsibility for it.

The common stock have not been offered and will not be offered to any persons in the DIFC except on the basis that an offer is:

(i) an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the DFSA Rulebook; and

made only to persons who meet the “Deemed Professional Client” criteria set out in Rule 2.3.4 of the Conduct of Business (COB) module of the DFSA Rulebook, who are not natural persons.

Notice to prospective investors in Israel

The offered by this document have not been approved or disapproved by the Israel Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The securities may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus that has been approved by the ISA. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing this document, nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered.

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), and has not been filed with or approved by the ISA. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the securities is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Legal matters

The validity of the shares of common stock being offered by this prospectus supplement and the accompanying prospectus and certain other legal matters will be passed upon for us and for the selling stockholders by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

Experts

The consolidated financial statements of Innovex International, Inc. as of December 31, 2025 and 2024 and for each of the two years then ended and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2025 incorporated by reference in this prospectus supplement have been incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Innovex International, Inc. (formerly known as Innovex Downhole Solutions, Inc.) for the year ended December 31, 2023 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Up to 29,369,822 Shares

INNOVEX INTERNATIONAL, INC.

Common Stock

This prospectus relates to the proposed resale from time to time of up to 29,369,822 shares of our common stock, par value $0.01 per share, by the selling stockholders identified herein. The selling stockholders received these shares from us on September 6, 2024 in exchange for their shares of common stock of Innovex Downhole Solutions, Inc. (“Innovex Downhole”) in connection with our acquisition through merger of Innovex Downhole. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

The selling stockholders may offer and sell or otherwise dispose of their shares of our common stock described in this prospectus from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of its shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “INVX.” On September 16, 2024, the last reported sale price for our common stock was $15.27 per share.

Investing in our common stock involves risk. You should carefully read the information under the heading “Risk Factors” on page 2 of this prospectus and the risk factors contained in any applicable prospectus supplement and the documents incorporated by reference herein or therein before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 1, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. We are responsible for the information contained in this prospectus, any applicable prospectus supplement and any permitted free writing prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any permitted free writing prospectus is accurate as of any date other than the date on the front cover of the prospectus or the applicable prospectus supplement or the date of any free writing prospectus, or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of any security. Our business, financial condition, results of operations and prospects may have changed since those dates.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information” below. You are urged to read this prospectus carefully, including “Risk Factors,” any prospectus supplement and the documents incorporated by reference in their entirety before investing in our common stock.

In this prospectus, the “Company,” “Innovex,” “we,” “us,” “our” and similar terms refer to Innovex International, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You can find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is www.innovex-inc.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below (excluding any information furnished and not filed with the SEC), which we filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K for the year ended December 31, 2023 originally filed on February 27, 2024, as amended by Form 10-K/A filed on July 8, 2024 and Form 10-K/A filed on August 1, 2024;

•

our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024 originally filed on May 2, 2024, as amended by Form 10-Q/A filed on July 8, 2024, and for the quarter ended June  30, 2024 filed on August 7, 2024;

•

our Current Reports on Form 8-K or 8-K/A filed with the SEC on March  18, 2024, May  8, 2024, May  8, 2024, May  14, 2024, May  20, 2024, July  8, 2024, July  9, 2024, August  1, 2024, August  1, 2024 August  12, 2024, August  19, 2024, August  26, 2025, September  5, 2024, September  6, 2024. September  12, 2024 and September 16, 2024;

•

the following sections in our Registration Statement on Form S-4 (File No. 333-279048), filed with the SEC on May  1, 2024, as amended on June  14, 2024 and on August 5, 2024 (the “Form S-4”): Risk Factors—Risks Relating to the Combined Company, Risk Factors—Other Risks Relating to Innovex, Risk Factors—Other Risks Relating to Dril-Quip, Innovex Business, and Executive Compensation of the Combined Company; and

•

the description of our common stock included in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December  31, 2019 (which updates the description of our the common stock contained in the Registration Statement on Form 8-A/A filed with the SEC on October 17, 1997), including all other amendments or reports filed with the SEC for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus any future filings made by Innovex with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and until all offerings under this shelf registration statement are terminated.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address and telephone number:

Innovex International, Inc.

Attention: Investor Relations

19120 Kenswick Drive

Humble, Texas 77338

(346) 398-0000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Statements contained in all parts of this document that are not historical facts are forward-looking statements that involve risks and uncertainties that are beyond the control of the Company. You can identify the Company’s forward-looking statements by the words “anticipate,” “estimate,” “expect,” “may,” “project,” “believe” and similar expressions, or by the Company’s discussion of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that these expectations will prove to be correct. These forward-looking statements include the following types of information and statements as they relate to the Company:

•	the impact of actions taken by the Organization of Petroleum Exporting Countries and the expanded alliance (OPEC+) with respect to their production levels and the effects thereof;

•

risks related to the Mergers (as defined herein), including the ultimate outcome and results of integrating the operations of Dril-Quip, Inc. (“Dril-Quip”) and Innovex Downhole; the effects of the business combination on Dril-Quip and Innovex Downhole, including the Company’s future financial condition, results of operations, strategy and plans; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Mergers; expected benefits from the Mergers and the ability of the Company to realize those benefits; the significant costs required to integrate operations of Dril-Quip and Innovex Downhole; whether merger-related litigation will occur and, if so, the results of any litigation, settlements and investigations;

•

risks related to the acquisition of 1185641 B.C. LTD (d/b/a Great North Wellhead and Frac), including the risk that the benefits of the transaction may not be fully realized or may take longer to realize than expected;

•

the impact of general economic conditions, including inflationary pressures and interest rates, a general economic slowdown or recession or instability in financial institutions, on economic activity and on our operations;

•	future operating results and cash flow;

•	scheduled, budgeted and other future capital expenditures;

•	planned or estimated cost savings;

•	working capital requirements;

•	the need for and the availability of expected sources of liquidity;

•	the introduction into the market of the Company’s future products;

•	the Company’s ability to deliver its bookings in a timely fashion;

•	the market for the Company’s existing and future products;

•	the Company’s ability to develop new applications for its technologies;

•	the exploration, development and production activities of the Company’s customers;

•

compliance with present and future environmental, social, and governance (ESG) standards and regulations and costs associated with environmentally related penalties, capital expenditures, remedial actions and proceedings;

•	effects of pending legal proceedings;

•	changes in customers’ future product and service requirements that may not be cost effective or within the Company’s capabilities;

•	future operations, financial results, business plans and cash needs; and

•	the overall timing and level of transition of the global energy sector from fossil-based systems of energy production and consumption to more renewable energy sources.

These statements are based on assumptions and analysis in light of the Company’s experience and perception of historical trends, current conditions, expected future developments and other factors the Company believes were appropriate in the circumstances when the statements were made. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended by Form 10-K/A filed with the SEC on July 8, 2024 and Form 10-K/A (Amendment No. 2) filed with the SEC on August 1, 2024, and our Quarterly Report on Form 10-Q/A for the period ended March 31, 2024, filed with the SEC on July 8, 2024, under “Risk Factors” in our Form S-4 to the extent incorporated by reference herein and in any accompanying prospectus supplement, in other filings made by us from time to time with the SEC or in materials incorporated herein or therein.

Many of such factors are beyond the Company’s ability to control or predict. Any of the factors, or a combination of these factors, could materially affect the Company’s future results of operations and the ultimate accuracy of the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Every forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to publicly update or revise any forward-looking statement except as may be required by law.

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INNOVEX INTERNATIONAL, INC.

We are a Houston-based company established in 2024 following the merger of Dril-Quip and Innovex Downhole Solutions, Inc. Our comprehensive portfolio extends throughout the lifecycle of the well, and innovative product integration ensures seamless transitions from one well phase to the next, driving efficiency, lowering cost, and reducing the rig site service footprint for the customer. We have locations throughout North America, Latin America, Europe, the Middle East and Asia, where we provide technical expertise, conventional and innovative technologies, and customer service. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “INVX.”

Our executive offices are located at 19120 Kenswick Drive, Humble, Texas 77338, and the phone number at this address is (346) 398-0000. Our website address is www.innovex-inc.com. We make our periodic reports and other information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, our Form S-4 to the extent incorporated by reference herein and those risk factors that may be included in any applicable prospectus supplement, together with all the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected.

USE OF PROCEEDS

All of the shares of common stock covered by this prospectus are being offered and sold by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of the common stock by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” for additional information.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders identified below to offer and sell from time to time up to an aggregate of 29,369,822 shares of our common stock for their own account, which were issued to the selling stockholders at the closing of the Mergers and are subject to the Lock-Up Restrictions (as defined below). Pursuant to that certain Agreement and Plan of Merger, dated as of March 18, 2024, by and among Dril-Quip, Innovex Downhole, Ironman Merger Sub, Inc. (“Merger Sub Inc.”) and DQ Merger Sub, LLC (“Merger Sub LLC”) (i) Merger Sub Inc. merged with and into Innovex Downhole, with Innovex Downhole continuing as the surviving company (the “First Merger” and the surviving company, the “Surviving Corporation”), and (ii) immediately following the first merger, the Surviving Corporation merged with and into Merger Sub LLC, with Merger Sub LLC surviving the merger as a direct wholly owned subsidiary of Dril-Quip (the “Second Merger” and, together with the first merger, the “Mergers”). Immediately following the consummation of the Mergers, Dril-Quip changed its name to “Innovex International, Inc.” At the closing of the Mergers on September 6, 2024, we entered into a registration rights agreement with the selling stockholders (the “Registration Rights Agreement”), pursuant to which we agreed, as soon as practicable following the closing of the Mergers, but in no event later than 10 business days after the date of the Registration Rights Agreement, to file with the SEC, and use our reasonable best efforts to cause to be declared effective, a shelf registration statement to permit the public resale of all of the “Registrable Securities” (as such term is defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement.

We also agreed, subject to the termination provisions discussed below, to use our reasonable best efforts to keep such registration statement continuously effective, supplemented and amended (or file a new shelf registration statement, if applicable, upon expiration of the preceding shelf registration statement) until such time as all Registrable Securities outstanding covered by the registration statement have ceased to be Registrable Securities. The Registration Rights Agreement and our obligations to keep the shelf registration statement effective will terminate as to any selling stockholder when all Registrable Securities held by such selling stockholder no longer constitute Registrable Securities. Under the Registration Rights Agreement, the selling stockholders may request to sell all or a portion of their shares issued in the Mergers in (i) an underwritten offering that is registered pursuant to a registration statement; provided, however, that the selling stockholders are entitled to make a demand for a total of (x) six underwritten offerings in the aggregate or two underwritten offerings during any 12-month period (and no more than one underwritten offering in any 90-day period, subject to certain exceptions) and only if the aggregate value of Registrable Securities to be included in such offering is at least $30 million or (ii) an underwritten registered offering requiring our involvement and of the type which is commonly known as a “block trade,” “overnight offering” or “bought deal” (a “Block Trade”) if the gross proceeds from the Block Trade are expected to be at least $15 million.

The selling stockholders are restricted from selling or transferring any of the shares registered hereunder for a period of 180 days from the closing of the Merger without our prior written consent (the “Lock-Up Restrictions”).

We have prepared this prospectus and the registration statement of which it is a part to comply with our registration obligations under the Registration Rights Agreement with respect to the 29,369,822 shares of our common stock issued in the Mergers and beneficially owned by the selling stockholders.

Pursuant to the Registration Rights Agreement, we will pay all expenses relating to the registration and offering of these shares, except that the selling stockholders will pay any underwriting discounts, selling commissions and stock transfer taxes and (subject to certain exceptions) fees and disbursements of counsel for any selling stockholders. Pursuant to the terms of the registration rights agreement, we agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, and the selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders expressly for use in this prospectus.

The following table sets forth the maximum number of shares of our common stock that may be sold by the selling stockholders under the registration statement of which this prospectus forms a part. For purposes of the table below, we assume that the selling stockholders will sell all of their shares of common stock covered by this prospectus. We cannot predict when or in what amount the selling stockholders may sell any of the shares offered by the selling stockholders in this prospectus, if at all. The table also sets forth the name of each selling stockholder, the nature of any position, office or other material relationship which each selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock to be owned by each selling stockholder after completion of the offering. None of the selling stockholders are a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Name of Selling Stockholders	Number	Percent(3)	Number	Number	Percent(3)
Investment Funds affiliated with Amberjack Capital Partners, L.P.(4)	29,369,822	44.1%	29,369,822	—	—%
Total	29,369,822	44.1%	29,369,822	—	—%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)

Assumes the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares of our common stock held by the selling stockholders.

(3)

Percentage of beneficial ownership is based upon 66,636,196 shares of common stock outstanding as of September 16, 2024. Because the selling stockholders are not obligated to sell any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number or percentage of shares of our common stock that will be held by the selling stockholders upon completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(4)

Consists of (i) 21,773,618 shares of common stock held directly by Amberjack Capital Fund II, L.P.; (ii) 5,083,965 shares of common stock held directly by Innovex Co-Invest Fund II, L.P.; (iii) 1,204,903 shares of common stock held directly by Innovex Co-Invest Fund, L.P.; (iv) 1,039,364 shares of common stock held directly by Intervale Capital Fund II, L.P.; (v) 515 shares of common stock held directly by Intervale Capital Fund II-A, L.P.; and (vi) 267,457 shares of common stock held directly by Intervale Capital Fund III, L.P. Funds affiliated with Amberjack Capital Partners, L.P. (“Amberjack Capital Partners” or “Amberjack”) are our principal stockholders (referred to in this prospectus as the “Amberjack Funds”). The general partner of (i) Amberjack Capital Fund II, L.P. is Amberjack Capital GP II, L.P., and the general partner of such general partner is Amberjack Capital Associates II, LLC, (ii) Innovex Co-Invest Fund II, L.P. is Innovex Co-Invest Fund II GP, L.P., and the general partner of such general partner is Innovex Co-Invest Associates, LLC, (iii) Innovex Co-Invest Fund, L.P. is Innovex Co-Invest Fund GP, L.P., and the general partner of such general partner is Innovex Co-Invest Associates, LLC, (iv) Intervale Capital Fund II, L.P. is Intervale Capital GP II, L.P., and the general partner of such general partner is Intervale Capital Associates II, LLC, (v) Intervale Capital Fund II-A, L.P. is Intervale Capital GP II, L.P., and the general partner of such general partner is Intervale Capital Associates II, LLC, and (vi) Intervale Capital Fund III, L.P. is Intervale Capital GP III, L.P., and the general partner of such general partner is Intervale Capital Associates III, LLC. By virtue of their relationships, the foregoing general partners control all voting and dispositive power over the reported shares held by such Amberjack Fund and therefore may be deemed to be the beneficial owner of such shares. The members of Amberjack Capital Associates II, LLC, Innovex Co-Invest Associates, LLC, Intervale Capital Associates II, LLC and Intervale Capital Associates III, LLC are W. Patrick Connelly and Jason Turowsky. Amberjack Capital Partners is the investment advisor of the Amberjack Funds and the general partner of Amberjack Capital Partners is Amberjack Management, LLC (“Amberjack Management”). In its role as investment advisor, Amberjack Capital Partners controls all voting and dispositive power over the reported shares held by all the Amberjack Funds and therefore may be deemed to be the beneficial owner of such shares. The address of the Amberjack Funds, Amberjack Capital Partners, Amberjack Management and the other general partners identified above is 1021 Main Street, Suite 1100, Houston, Texas 77002. Mr. Connelly and Mr. Turowsky are co-managing partners of Amberjack Management. The address of Mr. Connelly and Mr. Turowsky is 1021 Main Street, Suite 1100, Houston, Texas 77002. Mr. Connelly and Mr. Turowsky disclaim beneficial ownership of such securities in excess of their pecuniary interests in the securities.

DESCRIPTION OF CAPITAL STOCK

The following discussion is a summary of the terms of our capital stock as contained in our restated certificate of incorporation, as amended by that certain certificate of amendment dated as of September 6, 2024 (our “certificate of incorporation”), and our amended and restated bylaws, as amended by that certain amendment dated as of September 6, 2024 (our “bylaws”), and does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law, to our certificate of incorporation and to our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 66,636,196 shares were issued and outstanding as of September 16, 2024, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which none were issued and outstanding as of September 16, 2024.

Common Stock

Each share of common stock entitles the holder to one vote on all matters on which holders are permitted to vote, including the election of directors. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of the common stock will share equally on a per share basis any dividends when, as and if declared by the board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series, and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including the following:

•	dividend rates;

•	whether dividends will be cumulative or non-cumulative;

•	redemption rights;

•	liquidation rights;

•	sinking fund provisions;

•	conversion or exchange rights; and

•	voting rights.

The issuance of preferred stock, while providing us with flexibility in connection with possible acquisitions and other transactions, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of our company. For example, if, in the exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal was not in the best interest of our stockholders, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of this series to prevent a change of control transaction or make it more difficult. Alternatively, a change of control transaction deemed by the board to be in the best interest of our stockholders could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws

Certain provisions of our certificate of incorporation and our bylaws, as described below, could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a change in control or other takeover of Innovex that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock and also may limit the price that investors are willing to pay in the future for our common stock. These provisions may also have the effect of preventing changes in our management. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Election and Removal of Directors

Our board of directors must consist of between three and 12 directors. The exact number of directors is fixed from time to time by a majority of the directors then in office. Our board of directors is divided into three classes serving staggered three-year terms, with only one class being elected each year by our stockholders. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors. In addition, no director may be removed except for cause, and directors may be removed for cause only by the affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors.

Any vacancy occurring on the board of directors and any newly created directorship may only be filled by the affirmative vote of a majority of the remaining directors in office.

Stockholder Meetings

Our certificate of incorporation and our bylaws provide that special meetings of our stockholders may be called only by the chairman of our board of directors, the chief executive officer, the president or the board pursuant to a resolution approved by the affirmative vote of a majority of the entire board of directors.

Stockholder Action by Written Consent

Our certificate of incorporation provides that any action required or permitted to be taken by the stockholders of our company must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Amendment of Bylaws

Our bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, by:

•	the board, subject to the right of stockholders to amend or repeal such bylaws; or

•

the affirmative vote of holders of at least two-thirds of the combined voting power of the outstanding shares of all classes of our stock entitled to vote generally in the election of directors, voting together as a single class, at any annual meeting, or at any special meeting if notice of the proposed amendment is contained in the notice of the special meeting.

Other Limitations on Stockholder Actions

Our bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the information required under our bylaws, including the following:

•

a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting, together with the text of the proposal (including the text of any resolution proposed for consideration);

•	the names and addresses of any other stockholder known by such stockholder to be supporting the proposal;

•	any Disclosable Interests (as defined in our bylaws) of such stockholder or such beneficial owner, if any, or any proposed nominee;

•	any financial interest or other material interest of such stockholder and beneficial owner, if any, in the proposal;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting; and

•

a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with such proposal by such stockholder.

A stockholder providing notice of business proposed to be brought before a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof.

To be timely, a stockholder’s notice must generally be delivered to, or mailed and received at, our principal executive offices:

•

in connection with an annual meeting of stockholders, not later than the close of the business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided however, that in the event that the date of such annual meeting is more than 30 days before or more than 60 days after such anniversary date, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 90th day prior to the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or

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in connection with the election of a director at a special meeting of stockholders, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed to the stockholders or public disclosure of the date of the special meeting was made, whichever occurs first.

In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation on Liability of Directors

Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); and

•	any transaction from which the director derived an improper personal benefit.

Our bylaws provide that, to the fullest extent permitted by the DGCL, we will indemnify any of our officers and directors against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred or suffered arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will advance the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us.

Transactions and Corporate Opportunities

In order to approve certain transactions involving related persons, our certificate of incorporation requires the affirmative vote of the holders of (1) not less than 80% of the then outstanding voting stock held by stockholders voting together as a single class and (2) not less than 66 2/3% of the then outstanding voting stock not beneficially owned, directly or indirectly, by the related person. These transactions include:

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any merger, consolidation or share exchange of us or any of our subsidiaries with (1) any related person or (2) any other person who is, or after such merger, consolidation, or share exchange would be, directly or indirectly an affiliate of the related person;

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any sale, lease, exchange, mortgage, pledge, transfer or other disposition by us or any of our subsidiaries to any related person or an affiliate of a related person or by any related person or an affiliate of a related person to us or any of our subsidiaries, of any assets or properties having an aggregate fair market value of $10,000,000 or more;

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any issuance or transfer by us or any of our subsidiaries of any of our securities or any of our subsidiaries’ securities to any related person or an affiliate of a related person (subject to certain exceptions);

•	any dissolution voluntarily caused or proposed by or on behalf of a related person or an affiliate of a related person;

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any reclassification of securities or recapitalization of us, or any merger, consolidation or share exchange of us with any of our subsidiaries or any other transaction that has the effect, either directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding stock of any class or series or the securities convertible into stock of any class or series of us or any of our subsidiaries that is directly or indirectly owned by any related person or an affiliate of a related person or otherwise increasing the voting power of the outstanding stock of us or any of our subsidiaries that is held by any such related person or affiliate;

•	any series or combination of transactions having, directly or indirectly, the same effect as any of the foregoing; or

•	any agreement, contract, or other arrangement providing, directly or indirectly, for any of the foregoing transactions mentioned above.

A related person is a person or entity who or which (1) is the beneficial owner of 10% or more of the aggregate voting power of all of our outstanding stock; (2) is one of our affiliates and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of the aggregate voting power of all of our outstanding stock; or (3) is an assignee of or has otherwise succeeded to any shares of our stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any related person, if such assignment or succession shall have occurred in the course of a privately negotiated transaction rather than an open market transaction.

These voting requirements do not apply, however, to a business combination if:

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the cash, property, securities or other consideration to be received per share by holders of each and every outstanding class or series of our shares in the business combination meets certain requirements; or

•	a majority of the continuing directors shall have approved the business combination.

Pursuant to the Stockholders’ Agreement, dated as of September 6, 2024, by and among the Company, Amberjack and the selling stockholders, we have agreed, to the fullest extent permitted by the DGCL and subject to applicable legal requirements and any express agreement, that the Amberjack Funds and their respective affiliates and each Amberjack board designee that is also a director, officer, employee or other representative of Amberjack (collectively, the “Covered Persons”) may, and has no duty not to, (i) invest in, carry on and conduct any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as us or any of our subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of us or our affiliates, and/or (iii) make investments in any kind of property in which we or our subsidiaries may make investments. In addition, to the fullest extent permitted by the DGCL or any other applicable law, we have renounce any interest or expectancy to participate in any business, business opportunity, transaction, investment or other matter of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to us or our stockholders for breach of any fiduciary duty or otherwise solely by reason of such Covered Person’s participation in, or failure to offer or communicate to us, its subsidiaries or any controlled affiliates any information regarding, any such business opportunity.

Anti-Takeover Effects of Delaware Law

We are a Delaware corporation and are subject to Section 203 of the DGCL. Section 203 provides that we may not engage in a broad range of “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder unless:

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prior to the time that person became an interested stockholder, our board of directors had approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

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upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the time that person became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Exclusive Forum Provision

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (4) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction thereof, the federal district court for the District of Delaware). Our bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. This provision will not apply to any claims seeking to enforce any duty or liability created by the Exchange Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the these provisions of our bylaws. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Transfer Agent and Registrar

Computershare Shareowner Services LLC is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the common stock offered by this prospectus or any applicable prospectus supplement on any stock exchange, market or trading facility on which such common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, broker-dealers or agents who may receive fees or commissions in connection with any such sale.

The selling stockholders may use any one or more of the following methods when disposing of the offered common stock:

•	sales on the NYSE or any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	an over-the-counter sale or distribution;

•	sales directly to one or more purchasers;

•	underwritten offerings;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses in which the same broker acts as agent on both sides;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	sales to cover short sales effected after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree to sell a specified number of such common stock at a stipulated price per share;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	through the distributions of the shares by the selling stockholders to their respective general or limited partners, members, managers affiliates, employees, directors or stockholders;

•	in option transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may elect to make an in-kind distribution of its shares of common stock to their respective members, partners or stockholders. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradeable shares of our common stock pursuant to the distribution through this registration statement.

The selling stockholders may also sell the shares of common stock under Rule 144 or any other exemption from registration under the Securities Act, if, when and to the extent such exemption is available to them at the time of such sale, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver these shares to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell common stock from time to time under this prospectus, or, to the extent required under the applicable securities laws, under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act.

If the selling stockholders use one or more underwriters in the sale, the underwriters will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. In such event, any commissions received by such underwriters, broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Underwriters may resell the shares to or through dealers, and those dealers may receive compensation in the form of one or more discounts, concessions or commissions from the underwriters and commissions from purchasers for which they may act as agents. The selling stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.

Pursuant to the Registration Rights Agreement, we will pay all expenses relating to the registration and offering of these shares, except that the selling stockholders will pay underwriting discounts, selling commissions and stock transfer taxes and (subject to certain exceptions) fees and disbursements of counsel for any selling stockholders. Pursuant to the terms of the Registration Rights Agreement, we agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, and the selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders expressly for use in this prospectus.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares of common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurances that the selling stockholders will sell, and the selling stockholders are not required to sell, any or all of the securities offered under this prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. If required, we may add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus. Transferees, successors and donees of the selling stockholders may not be able to use this prospectus for resales until they are named in the selling stockholders table by prospectus supplement or post-effective amendment. See “Selling Stockholders.”

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas, our outside legal counsel. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

Dril-Quip, Inc.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Dril-Quip’s Annual Report on Form 10-K/A for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Dril-Quip’s restatement of its financial statements as described in Note 21 to the financial statements, an adverse opinion on the effectiveness of Dril-Quip’s internal control over financial reporting and an explanatory paragraph related to the exclusion of Great North from Management’s assessment of internal control over financial reporting as of December 31, 2023, because it was acquired by Dril-Quip in a purchase business combination during 2023) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Innovex Downhole Solutions, Inc.

The audited financial statements of Innovex Downhole Solutions, Inc. incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

5,750,000 shares

Innovex International, Inc.

Common stock

Prospectus supplement

J.P. Morgan	Citigroup	Jefferies	Piper Sandler

   , 2026